N E W S     R E L E A S E
400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Confirms Settlement with Sandoz Regarding Warfarin Sodium
Woodcliff Lake, NJ – June 12, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today announced that its Barr Laboratories, Inc. subsidiary has entered into an agreement to settle litigation claims made by Invamed, Inc. and Apothecon, Inc., both of which have since been acquired by Sandoz, Inc., a subsidiary of Novartis AG (NYSE: NVS), regarding the raw material source for Warfarin Sodium. The agreement terminates the on-going litigation between the parties.
“While Barr believes that the lawsuit filed against it by Invamed and Apothecon was without merit and that our agreement with our raw material supplier was lawful, we made what we believe is a prudent decision to settle the claims to avoid further defense costs and valuable management resources,” said Bruce L. Downey, Barr’s Chairman and Chief Executive Officer. “In 1997 Barr overcame significant regulatory and legislative barriers to launch the first generic Warfarin Sodium product and is currently only one of several companies making this product. As a result of overcoming these barriers and launching its generic product, consumers have saved millions of dollars.”
Under the terms of the agreement, the Company has agreed to provide a one-time payment of $22.5 million to the plaintiffs. As a result of the settlement, the Company will record the $22.5 million payment, or approximately $0.13 earnings per share, in the quarter ending June 30, 2006.
In February 1998, Invamed, Inc. and Apothecon, Inc. named Barr and several others as defendants in lawsuits filed in the U.S. District Court for the Southern District of New York, alleging violations of antitrust laws and also charging that Barr unlawfully blocked access to the raw material source for Warfarin Sodium. The two actions were consolidated. On May 10, 2002, the District Court granted summary judgment in Barr’s favor on all antitrust claims in the case, but found that the plaintiffs could proceed to trial on their allegations that Barr interfered with an alleged raw material supply contract between Invamed and Barr’s raw material supplier. Invamed and Apothecon appealed the District Court’s decision to the U. S. Court of Appeals for the Second Circuit.
On October 18, 2004, the Court of Appeals reversed the District Court’s grant of summary judgment and held that the plaintiffs raised issues of material fact on their antitrust claims. A trial had been scheduled to begin on June 12, 2006.

Barr Pharmaceuticals, Inc. is a holding company whose principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., develop, manufacture and market generic and proprietary pharmaceuticals.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.

[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr’s Drug Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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